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                                                                   EXHIBIT 10.72

             AMENDMENT TO THE WORLDSPAN SUBSCRIBER ENTITY AGREEMENT

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         CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN PORTIONS
          OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED WITH
                     THE SECURITIES AND EXCHANGE COMMISSION.


             AMENDMENT TO THE WORLDSPAN SUBSCRIBER ENTITY AGREEMENT

     THIS Amendment to the Worldspan Subscriber Entity Agreement dated the 1st of October, 2001 ("Amendment"), is by and between Worldspan, L.P. ("Worldspan"), a Delaware limited partnership with principal place of business located at 300 Galleria Parkway, N.W., Atlanta, Georgia 30339, for itself and its subsidiaries, and priceline.com Incorporated ("Customer"), a Delaware corporation with principal place of business located at 800 Connecticut Avenue, Norwalk, Connecticut 06854, for itself and its Affiliates.

     WHEREAS, Worldspan and Customer entered into the Worldspan Subscriber Entity Agreement dated the 1st of October, 2001 (the "Subscriber Entity Agreement") with an effective date of October 1, 2001 (the "Effective Date").

     WHEREAS, Worldspan and Customer now desire to amend the Subscriber Entity Agreement.

     NOW, THEREFORE, it is agreed:

     1. Worldspan and Customer acknowledge that they have been parties to the Worldspan Subscriber Entity Agreement dated the 1st of January 1999, as amended by Amendments to the Worldspan Subscriber Entity Agreement dated the 1st of January 1999, the 5th of January 2000, and the 5th of July 2000 (collectively, the "Prior Subscriber Agreement"). The parties acknowledge that (i) Customer generated thirty-five million six-hundred forty-two thousand seven hundred and forty six (35,642,746) Bookings from January 1, 1999 to June 30, 2001, and (ii) Worldspan provided services and paid various incentives to Customer, all under the terms of the Prior Subscriber Agreement. The Subscriber Entity Agreement as amended by this Amendment replaces and supersedes the Prior Subscriber Agreement, subject to paragraph 46 of this Amendment.

     2. "Booking Evaluation Period" shall mean each of the time periods defined below:

          BOOKING
         EVALUATION
           PERIOD                     TIME PERIOD
        -------------------------------------------------------
             1           October 1, 2001 to December 31, 2002
             2           January 1, 2003 to December 31, 2003
             3           January 1, 2004 to December 31, 2004
             4           January 1, 2005 to December 31, 2005
             5           January 1, 2006 to December 31, 2006

     3. Customer and/or the Affiliates shall generate a minimum of ninety million (90,000,000) Bookings through the Worldspan GDS during the Term. At the end of the Term, in the event that the combined total of Worldspan Bookings by Customer and the Affiliates is less than ninety million (90,000,000) Bookings, Customer shall not be deemed to be in breach of its obligation under this paragraph provided that (i) Customer executes an amendment extending the Term by an additional twelve (12) months (the "Additional Booking Evaluation Period") and preserving all other terms and conditions of the Subscriber Entity Agreement except the obligation set forth in this paragraph, and (ii) Customer has performed all other material obligations under the Subscriber Entity Agreement. Upon Customer's execution of such an amendment, Worldspan agrees that the failure to generate ninety million (90,000,000) Bookings shall not (i) constitute a breach of the Subscriber Entity Agreement, (ii) constitute the default of any obligation of the Subscriber Entity Agreement, or (iii) give rise to any cause of action or claim against, or liability on the part of, Customer for any losses or damages of any kind. The parties acknowledge that the foregoing provision has been negotiated at arms length between Worldspan and Customer and represents a reasonable compromise in the event of Customer's failure to complete the specified obligation.

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     4. Customer shall generate a minimum of sixty-five percent (65%) of
Customer's Bookings in the United States of America and Canada (USA/Canada) through the Worldspan GDS in each Booking Evaluation Period.

     5. If Customer fails to comply with its obligations under paragraph 4 in Booking Evaluation Periods 1, 2, 3, or 4, then Worldspan may give Customer written notice that such an event has occurred and that Worldspan is terminating the Subscriber Entity Agreement, effective thirty (30) days from Customer's receipt of such notice.

          a) Upon a termination pursuant to this paragraph following Booking Evaluation Periods 1, 2, or 3, Customer shall be liable to Worldspan for liquidated damages calculated according to the formula set forth below:

Liquidated Damages = The lesser of (i) the number of Expected Bookings, multiplied by One Dollar Twenty Seven Cents ($1.27), or
                     (ii) the amount, if any, that the number of actual Bookings generated by Customer through the Worldspan GDS from the beginning of the Term until the effective termination date is less than ninety million (90,000,000) Bookings, multiplied by One Dollar Twenty Seven Cents ($1.27). For purposes of this Amendment, "Expected Bookings" shall mean the average number of Bookings generated by Customer through the Worldspan GDS per month in the twelve (12) months preceding the event of default, multiplied by 36 months.

          b) Upon a termination pursuant to this paragraph following Booking Evaluation Period 4, Customer shall be liable to Worldspan for liquidated damages calculated according to the formula set forth below:

Liquidated Damages = The amount, if any, that the number of actual Bookings generated by Customer through the Worldspan GDS from the beginning of the Term until the effective termination date is less than ninety million (90,000,000) Bookings, multiplied by One Dollar Twenty Seven Cents ($1.27).

The parties acknowledge that the foregoing provision has been negotiated at arms length between Worldspan and Customer and represents a reasonable measure of liquidated damages in the event of Customer's default of the specified obligations.

     6. If Customer fails to comply with its obligations under paragraph 4 in Booking Evaluation Period 5 or the Additional Booking Evaluation Period, Customer shall be liable to Worldspan for liquidated damages calculated according to the formula set forth below:

Liquidated Damages = The amount, if any, that the number of actual Bookings generated by Customer through the Worldspan GDS during the Term is less than ninety million (90,000,000) Bookings, multiplied by One Dollar Twenty Seven Cents ($1.27).

The parties acknowledge that the foregoing provision has been negotiated at arms length between Worldspan and Customer and represents a reasonable measure of liquidated damages in the event of Customer's default of the specified obligations.

     7. Customer shall use good-faith efforts to cause the Affiliates, as a whole, to generate a minimum of fifty-five percent (55%) of the Affiliates' aggregate Bookings globally through the Worldspan GDS in each Booking Evaluation Period. This obligation is subject to Worldspan's geographic and vendor-specific connectivity capabilities. Customer shall give Worldspan the opportunity to develop new technological capabilities in order to serve the Affiliates' international needs. Worldspan agrees that the failure of Customer to meet its obligations under this paragraph shall not (i) constitute a breach of the Subscriber Entity Agreement, (ii) constitute the default of any obligation of the Subscriber Entity Agreement, or (iii) give rise to any cause of action or claim against, or liability on the part of, Customer for any losses or damages of any kind. The parties acknowledge that the foregoing provision has been negotiated at arms length between Worldspan and Customer and represents a reasonable compromise in the event of Customer's failure to complete the specified obligation.

     8. In each Booking Evaluation Period, Customer agrees to use good-faith efforts to cause the Affiliates, as a whole, to complete one hundred percent (100%) of their non-air Bookings originating in countries other than

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USA/Canada through the Worldspan GDS. This obligation is subject to Worldspan's geographic and vendor-specific connectivity capabilities. Customer shall give Worldspan the opportunity to develop new technological capabilities in order to serve the Affiliates' international needs. Worldspan agrees that the failure of Customer to meet its obligations under this paragraph shall not (i) constitute a breach of the Subscriber Entity Agreement, (ii) constitute the default of any obligation of the Subscriber Entity Agreement, or (iii) give rise to any cause of action or claim against, or liability on the part of, Customer for any losses or damages of any kind. The parties acknowledge that the foregoing provision has been negotiated at arms length between Worldspan and Customer and represents a reasonable compromise in the event of Customer's failure to complete the specified obligation.

     9. Worldspan shall pay the following USA/CANADA BOOKING INCENTIVE to Customer for each Booking generated by the Affiliates in each Booking Evaluation Period through the Worldspan GDS in USA/Canada:

                                           AIR      HOTEL AND CAR
                   BOOKINGS             INCENTIVE     INCENTIVE
           --------------------------------------------------------
              14,000,001 or More           $ 1.10          $ 1.60
           12,000,001 - 14,000,000         $ 1.05          $ 1.60
           11,000,001 - 12,000,000         $ 0.99          $ 1.60
           10,000,001 - 11,000,000         $ 0.92          $ 1.60
              10,000,000 or less           $ 0.85          $ 1.23

Payment shall be made no later than forty-five (45) days following the end of each calendar quarter, with any reconciliation, if necessary, completed upon the end of the Booking Evaluation Period. The determination of the number of Bookings shall be made solely by Worldspan from its books and records, subject to paragraph 14 of this Amendment.

     10. Notwithstanding the foregoing paragraph, if Customer fails to comply with its obligations under paragraph 4 of this Amendment, the USA/CANADA BOOKING INCENTIVE shall be reduced to Forty Two and One-Half Cents ($0.425) per air Booking and Sixty One and One-Half Cents ($0.615) per hotel and car Booking for the Booking Evaluation Period in which Customer fails to comply. No later than thirty (30) days following the end of the Booking Evaluation Period in which Customer fails to comply with its obligations under paragraph 4 of this Amendment, Worldspan shall conduct a reconciliation of the payments made to Customer in the initial calendar quarters of the Booking Evaluation Period, the amount owed to Customer for the final calendar quarter of the Booking Evaluation Period, and the amount overpaid to Customer as a result of the higher per-Booking incentives initially anticipated. No later than fifteen (15) days after the completion of such reconciliation, Worldspan shall notify Customer of the payment due to or from Customer. The applicable party shall make such payment no later than thirty (30) days following the completion of the reconciliation. The determination of the number of Bookings shall be made solely by Worldspan from its books and records, subject to paragraph 14 of this Amendment.

     11. The following incentives shall be determined solely by Bookings generated by the Affiliates through the Worldspan GDS in countries other than USA/Canada:

          a) INTERNATIONAL BASE AIR INCENTIVE. Worldspan shall pay Two Dollars ($2.00) per air Booking to Customer for air Bookings generated by the Affiliates through the Worldspan GDS in countries other than USA/Canada.

          b) INTERNATIONAL CAR AND HOTEL INCENTIVE. Worldspan shall pay One Dollar Seventy Five Cents ($1.75) per car or hotel Booking to Customer for car and hotel Bookings generated by the Affiliates through the Worldspan GDS in countries other than USA/Canada.

Payment shall be made no later than forty-five (45) days following the end of each calendar quarter. Customer shall provide documentation to Worldspan on a quarterly basis, which in Worldspan's sole opinion, substantiates Customer's international car and hotel Bookings. The determination of the number of Bookings shall be made solely by Worldspan from its books and records, subject to paragraph 14 of this Amendment.

     12. Provided that Customer complies with its obligations under paragraph 4 of this Amendment, each of the following bonus incentives will apply.

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          a) In the event the Affiliates (as a whole) generate more than fifteen million (15,000,000) Bookings through the Worldspan GDS in any Booking
Evaluation Period, Worldspan shall pay Customer an additional bonus of Six Hundred and Fifty Thousand Dollars ($650,000.00) no later than forty-five (45) days following the end of the Booking Evaluation Period.

          b) In the event the Affiliates (as a whole) generate more than twenty million (20,000,000) Bookings through the Worldspan GDS in any Booking Evaluation Period, Worldspan shall pay Customer an additional bonus of Eight Hundred Fifty Thousand Dollars ($850,000.00) no later than forty-five (45) days following the end of the Booking Evaluation Period.

          c) In the event the Affiliates (as a whole) generate more than twenty-five million (25,000,000) Bookings through the Worldspan GDS in any Booking Evaluation Period, Worldspan shall pay Customer an additional bonus of Eight Hundred Fifty Thousand Dollars ($850,000.00) no later than forty-five (45) days following the end of the Booking Evaluation Period.

          d) In the event the Affiliates (as a whole) generate more than thirty million (30,000,000) Bookings through the Worldspan GDS in any Booking Evaluation Period, Worldspan shall pay Customer an additional bonus of One Million Dollars ($1,000,000.00) no later than forty-five (45) days following the end of the Booking Evaluation Period.

          e) In the event the Affiliates (as a whole) generate more than forty million (40,000,000) Bookings through the Worldspan GDS in any Booking Evaluation Period, Worldspan shall pay Customer an additional bonus of One Million Dollars ($1,000,000.00) no later than forty-five (45) days following the end of the Booking Evaluation Period.

          f) In the event the Affiliates (as a whole) generate more than ninety million (90,000,000) Bookings through the Worldspan GDS in the time period from October 1, 2001 to December 31, 2006, Worldspan shall pay Customer an additional bonus of Three Million Three Hundred Thousand Dollars ($3,300,000.00) no later than February 15, 2007.

     13. Worldspan and Customer acknowledge that the incentives provided in the foregoing paragraphs are dependent on Worldspan's booking fee rates charged to travel suppliers remaining at levels comparable to the rates charged to travel suppliers as of the Effective Date. In the event that (i) the booking fee rates charged by Worldspan should decrease by twenty percent (20%) or more compared to the rates charged to airlines or to car/hotel suppliers as of the Effective Date due to causes beyond the direct control of Worldspan or (ii) Worldspan, Customer, and a travel supplier agree to implement a substantially modified pricing structure with respect to that travel supplier, then Worldspan and Customer agree to negotiate in good faith to revise the Subscriber Entity Agreement to conform with the new industry practice. In the event that such negotiations do not result in a modification to the Subscriber Entity Agreement, then Worldspan reserves the right (i) to eliminate the Customer incentives provided for in paragraphs 9, 10, 11, and 12 of this Amendment with respect to such Bookings, or (ii) to immediately terminate the Subscriber Entity Agreement in its entirety, notwithstanding any provision of the Subscriber Entity Agreement to the contrary; provided, however, that in the event that Worldspan eliminates any such incentives, Customer shall have the right to immediately terminate the Subscriber Entity Agreement.

     14. Either party may, upon reasonable prior written notice to the other party, request a meeting for the purpose of documenting and verifying Booking records with respect to Customer. Each party shall be solely responsible for its costs incurred with respect to this meeting. Each party shall make available to the other party the documentation or records reasonably requested by the other party to document and verify Customer's Bookings. In the event of any material disagreement on Booking counts, Customer shall have the right to appoint an independent third party acceptable to both parties to audit the books and records used by Worldspan in determining Booking counts.

     15. Worldspan shall provide up to one hundred fifty (150) hours of consulting and development services to assist Customer with design of MIDT reports and other issues relating to the GDS, Customer's operations, and back-office functions. In the event that Customer requires additional consulting and development services beyond the

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hours provided in this paragraph, upon Customer's request, Worldspan shall provide qualified individuals to provide other technical services. These services shall be charged to Customer at the rate of One Hundred Twenty Five Dollars ($125.00) per hour or Worldspan's then current standard rate for consulting services, whichever is higher.

     16. Worldspan shall provide MIDT reports to Customer in conformity with Customer's reasonable design requirements. Worldspan shall discount by one hundred percent (100%) its fees of Forty-Seven Thousand Dollars ($47,000.00) per month for this service.

     17. Worldspan shall discount its then current standard fees one hundred percent (100%) for ten thousand (10,000) hours of annual mainframe or distributed systems development resources for Worldspan system enhancements requested by Customer, subject to timelines as agreed by the parties. Customer acknowledges that these resources have a value of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) per year.

     18. Worldspan shall make available its Executive Support Help Desk and Message Support Team to Customer. These groups will provide consultation relating to programming interface development and usage.

     19. Should Customer choose Worldspan to host its application and web servers at Worldspan's data center pursuant to a separate Hosting Agreement, Worldspan shall discount its then current monthly fee for this service one hundred percent (100%), subject to a maximum monthly discount of Ten Thousand Dollars ($10,000.00).

     20. Worldspan shall offer, pursuant to a separate licensing agreement, its customizable consumer Internet booking engine to Customer upon the product's general release. Worldspan agrees to discount its initial license fee for this product by one hundred percent (100%).

     21. No later than October 1 of each calendar year, Customer shall provide written documentation to Worldspan of the total number of planned, budgeted and/or projected Bookings to be generated by the Affiliates through the Worldspan GDS during the following calendar year.

     22. In the event that (i) Hotwire commits to receive services under a Worldspan subscriber agreement that includes service and Booking volume commitments similar to Customer's commitments under the Subscriber Entity Agreement, and (ii) Worldspan's subscriber agreement with Hotwire includes terms and conditions that are more favorable, taken as a whole, than the terms and conditions of the Subscriber Entity Agreement, then Worldspan shall notify Customer of the execution of such agreement and offer to Customer a new agreement that is no less favorable than the Worldspan-Hotwire agreement taken as a whole. If Customer elects to contract with Worldspan on such more favorable terms and conditions taken as a whole, then Customer must, insofar as possible, obtain all such services on such terms and conditions and must undertake to perform all the corresponding obligations.

     23. Customer and Worldspan shall use their best efforts to negotiate a mutually acceptable service level agreement applicable to the services provided under the Subscriber Entity Agreement. In the event that an agreement cannot be reached in such negotiations, then the Subscriber Entity Agreement shall remain in full force and effect.

     24. "Affiliates," in reference to Customer, shall mean www.priceline.com, priceline.com europe Ltd., Hutchison-Priceline Limited, and any wholly owned subsidiaries of priceline.com Incorporated in existence as of July 1, 2001 and any of their successor entities.

     25. "Location" shall mean each of the following physical locations where Customer or its Affiliates conduct business:

           priceline.com Incorporated
           800 Connecticut Ave.
           Norwalk, CT 06854

           priceline.com europe Ltd.
           Eight Grafton Street
           London, England

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           United Kingdom
           WIS4EL

           Hutchison-Priceline Limited
           Lincoln House 408
           979 King's Road
           Hong Kong

     26. Notwithstanding any provision of the Entity Agreement to the contrary, solely with respect services provided to Customer's Affiliates located in a country of the European Union (the "EU Affiliates"), Customer and Worldspan may at their respective discretion terminate services to such EU Affiliate without penalty on giving at least ninety (90) days' prior written notice, to expire no earlier than the end of the first year of the Term of the Entity Agreement.

     27. The first sentence of Section 4.A. of the Subscriber Agreement Standard Terms and Conditions is hereby deleted in its entirety and replaced with the following:

Worldspan or its service representative will provide, at Worldspan's expense, normal repairs and maintenance for the Worldspan Equipment at the Locations during Worldspan's normal repair hours.

     28. The first sentence of Section 5.C. of the Subscriber Agreement Standard Terms and Conditions is hereby deleted in its entirety and replaced with the following:

Customer shall give Worldspan at least thirty (30) days' prior written notice of its request to relocate or remove the Worldspan Equipment.

     29. Section 5.D. of the Subscriber Agreement Standard Terms and Conditions is hereby deleted in its entirety and replaced with the following:

Worldspan reserves the right to levy an additional charge over and above the Standard Fees for installations, relocations or removals that are requested with less than thirty (30) days' prior written notice, or those that are requested outside of normal business hours in accordance with the attached Table of Services and Charges.

     30. Section 5.E. of the Subscriber Agreement Standard Terms and Conditions is hereby deleted in its entirety and replaced with the following:

Upon any termination of the Subscriber Agreement, Worldspan shall waive its then current charges for deinstallation and return of the Worldspan Equipment.

     31. Section 6.B. of the Subscriber Agreement Standard Terms and Conditions is hereby deleted in its entirety and replaced with the following:

For the business activity of the EU Affiliates, "Bookings" shall mean the total of net billable airline bookings, net billable rail bookings, and net billable car, hotel, tour, cruise, and ferry bookings as further defined below.

1. Airline Bookings. "Net billable airline bookings" shall mean those ticketed airline segments properly booked by an EU Affiliate through the GDS for which Worldspan charges and collects a fee, less cancellations through the GDS prior to date of departure. "Ticketed airline segments" shall mean airline segments (i) for which an EU Affiliate has issued tickets through the GDS or (ii) for which an EU Affiliate has systematically informed Worldspan of valid ticket numbers associated with the segments.

2. Rail Bookings. "Net billable rail bookings" shall mean those ticketed rail segments properly booked by an EU Affiliate through the GDS for which Worldspan charges and collects a fee, less cancellations through the GDS prior to date of departure, adjusted by any applicable correction ratios to reflect the value of those bookings to Worldspan. "Ticketed rail segments" shall mean rail segments (i) for which an EU Affiliate has issued tickets through the GDS, (ii) for which an EU Affiliate has systematically informed Worldspan of

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     valid travel documentation associated with the segments, or (iii) which are not sold through the principal display of the GDS.

3. Car, Hotel, Tour, Cruise, and Ferry Bookings. "Net billable car, hotel, tour, cruise, and ferry bookings" shall mean bookings for car, hotel, tour, cruise, and ferry services for which Worldspan charges and collects a fee, which are not cancelled and which do not result in "no-shows," adjusted by any applicable correction ratios to reflect the value of those bookings to Worldspan. Bookings of car rentals or hotels for a continuous period (e.g., one hotel client for five continuous nights or one car client for five continuous days) shall be treated as one Booking.

For Bookings made by the Affiliates in countries not included in the European Union, net billable airline bookings mean those segments properly booked by such Affiliates through the GDS for which Worldspan charges a fee less cancellations through the Worldspan GDS prior to date of departure, excluding unticketed passive bookings. Net billable car, hotel, Tour Source, Cruise Line Source, CruiseMatch and Worldspan Travel Suppliers bookings mean those segments properly booked by such Affiliates through the GDS for which Worldspan charges a fee, which are not canceled and which do not result in "no-shows." Bookings of car rentals or hotels for a continuous period (e.g., one hotel client for five continuous nights or one car client for five continuous days) shall be treated as one Booking. Customer consents to any retroactive adjustment by Worldspan of incorrect Booking counts. The determination of the number of Bookings shall be made solely by Worldspan from its books and records, subject to paragraph 14 of this Amendment.

     32. Section 6.D. of the Subscriber Agreement Standard Terms and Conditions is hereby deleted in its entirety and replaced with the following:

Worldspan may enhance or modify the GDS at its discretion at any time; provided, however, that any such enhancement or modification does not materially adversely affect the services provided to Customer pursuant to the Subscriber Agreement. Worldspan reserves the right to migrate Customer to new computer reservation systems used by Worldspan.

     33. Section 6.H.i. of the Subscriber Entity Agreement is hereby amended to add the following:

"Power Shopper" means a fares-and-pricing productivity tool that provides Customer the ability to retrieve up to four (4) low-fare itinerary alternatives and confirm flights with a single keystroke.

     34. Section 6.H.ii. of the Subscriber Agreement Standard Terms and Conditions is hereby deleted in its entirety and replaced with the following:

Message Limit: The "Message Limit" is two hundred twenty five (225) Messages per Booking. The total monthly permitted Messages ("Allowable Messages") is calculated by multiplying the 225 Messages per Booking by the number of Bookings for that month.

     35. Section 6.H.iii. of the Subscriber Agreement Standard Terms and Conditions is hereby amended to add the following:

Worldspan agrees to discount its then current standard Power Shopper message fee per PNR one hundred percent (100%) for one (1) Power Shopper message per PNR. In the event Customer generates an average of more than one (1) Power Shopper Message per PNR in any calendar month, Customer shall be charged for each additional Power Shopper Message at the rate of Six Cents ($0.06) per Power Shopper message in excess of the agreed level.

     36. Section 8.D. of the Subscriber Agreement Standard Terms and Conditions is hereby deleted in its entirety and replaced with the following:

Each party will implement and maintain appropriate security measures for its operations in accordance with technological developments and its evolving security needs. Those appropriate security measures for each party will include, without limitation, establishing a security policy for its computer network, preventing unauthorized access to its computer systems, implementing administrative security controls for its computing operations, installing firewalls in its communications network, protecting its computer resources from insider abuse, having appropriate

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administrative procedures to ensure that system access capability to its computer systems is given to only authorized users and is promptly withdrawn from terminated employees or other persons who are no longer authorized, establishing a single point of control for responses to incidents involving its security, and monitoring the effectiveness of the security of its computer network.

     37. Section 9.A.iv. of the Subscriber Agreement Standard Terms and Conditions is hereby deleted in its entirety and replaced with the following:

it will use its best efforts to maintain the uptime of the GDS.

     38. Section 11.D. of the Subscriber Agreement Standard Terms and Conditions is hereby deleted in its entirety and replaced with the following:

Any reduction, waiver or discounting of any fee in the Subscriber Agreement by Worldspan is specifically conditioned upon Customer's generation of Bookings sufficient to meet the Booking Goal to qualify for a one hundred percent (100%) Productivity Discount under Article III.A. of the Subscriber Entity Agreement.

     39. Section 12. of the Subscriber Agreement Standard Terms and Conditions is hereby deleted in its entirety and replaced with the following:

This Agreement will be binding upon, and inure to the benefit of, the parties and their respective successors and assigns. However, neither party may, without the prior written consent of the other, assign or transfer this Agreement, or any of its rights or obligations under this Agreement, to any person or entity other than one who (i) merges, consolidates, or otherwise combines with that party or otherwise acquires all or substantially all of the operating assets of that party, and (ii) agrees or otherwise becomes legally obligated to comply with and be bound by the provisions of this Agreement to the same extent as that party.

     40. Section 14.A.iv. of the Subscriber Agreement Standard Terms and Conditions is hereby deleted in its entirety and replaced with the following:

Customer commits any material violation(s) of any laws, ordinances or regulations related to the products or services provided under the Subscriber Entity Agreement;

     41. Section 14.E. of the Subscriber Agreement Standard Terms and Conditions is hereby deleted in its entirety and replaced with the following:

Upon any termination of the Subscriber Entity Agreement pursuant to this Section 14, as a consequence of any default as set forth herein, the non-defaulting party shall be entitled to recover its damages at law from the defaulting party, in addition to any other rights or remedies that the non-defaulting party may have at law, equity, or otherwise.

     42. Section 14.F. of the Subscriber Agreement Standard Terms and Conditions is hereby deleted in its entirety and replaced with the following:

The parties acknowledge that the provisions of this Section 14 shall not apply to any failure by Customer to comply with the obligations of paragraph 3 or paragraph 4 of this Amendment.

     43. Section 14. of the Subscriber Agreement Standard Terms and Conditions is hereby amended to include the following new Section 14.G.:

Notwithstanding anything in the Subscriber Entity Agreement to the contrary, Customer's liability under this Agreement shall not exceed the lesser of (i) the number of Expected Bookings, multiplied by One Dollar Twenty Seven Cents ($1.27), or (ii) Twenty Five Million Dollars ($25,000,000.00).

     44. Section 17.B. of the Subscriber Agreement Standard Terms and Conditions is hereby deleted in its entirety and replaced with the following:

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Customer and Worldspan agree not to disclose the terms and conditions of the
Subscriber Agreement without the prior written consent of the other except as required by law. Notwithstanding the foregoing, either party may disclose the terms and conditions of the Subscriber Agreement to its attorneys and accountants who have a need to know and who are advised of such party's obligation contained in this Section 17.B. In addition, in the event that Customer determines that public disclosure of the Subscriber Agreement is required by the securities laws of the United States, Customer shall so notify Worldspan immediately and the parties shall confer to determine the legally permissible means to protect the competitively sensitive material set forth herein. Notwithstanding the foregoing, the parties agree to issue a joint press release announcing the existence of the Subscriber Entity Agreement and the parties' expanded global relationship. The content of such release shall be subject to mutual agreement.

     45. Section 17.E. of the Subscriber Entity Agreement is hereby amended to add the following:

Worldspan shall use reasonable business efforts to ensure that notices and communications to be served by Worldspan to Customer shall be sent to the attention of the Chief Information Officer, with a copy to the attention of Senior Vice President of Development.

     46. Section 17.H. of the Subscriber Agreement Standard Terms and Conditions is hereby deleted in its entirety and replaced with the following:

The Subscriber Agreement constitutes the full and final agreement between the parties with respect to the subject matter hereof, and unless otherwise provided, any prior agreements and understandings, whether written or oral, are hereby superseded upon the beginning of the Term of the Subscriber Agreement. The parties agree that all prior obligations contained in any prior agreements between Worldspan and Customer are deemed, as of the date hereof, satisfied. Worldspan agrees that all prior thresholds pertaining to Customer incentives contained in any prior agreements between Worldspan and Customer are deemed met, as of the date hereof. Except as provided herein, the Subscriber Agreement may not be modified, altered or amended except by agreement and/or consent by authorized representatives of both parties; provided however that the Table of Services and Charges may be modified, altered or amended by Worldspan upon thirty (30) days' prior notice to Customer; and further provided that the Customer Equipment Support Responsibility may be modified, altered or amended by Worldspan upon notice to Customer.

     47. Except to the extent the Subscriber Entity Agreement is amended herein, the Subscriber Entity Agreement remains in full force and effect. To the extent the terms of this Amendment are inconsistent with the terms of the Subscriber Entity Agreement, for purposes of this Amendment the terms of this Amendment shall apply.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized undersigned representatives as of the day and year first above written.

CUSTOMER,                                 WORLDSPAN, L.P.,
FOR ITSELF AND ITS AFFILIATES:            FOR ITSELF AND ITS SUBSIDIARIES:

priceline.com Incorporated
--------------------------------------
(Customer Legal Name)


--------------------------------------
(dba)

By:                                       By:
--------------------------------------    -------------------------------------
(Signature)                               (Signature)

Jeff Boyd                                 Susan J. Powers
--------------------------------------    -------------------------------------
(Print Name)                              (Print Name)


                                          Senior Vice President, Worldwide
President                                 E-Commerce
--------------------------------------    -------------------------------------
(Title)                                   (Title)

                                          -------------------------------------

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(Date)                                    (Date)

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